June 26, 2003

Board of Directors
Cheviot Savings Bank
3723 Glenmore Avenue
Cheviot, Ohio  45211

Members of the Board of Directors:

      We hereby consent to the use of our firm's name in the Form MHC-1, the Form MHC-2, and any amendments thereto, for Cheviot Savings Bank. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings, the Registration Statement on Form S-1 and any amendments thereto, including the prospectus of Cheviot Financial Corp., and on Form H-(e)1.


                                        Sincerely,


                                        RP FINANCIAL, LC.